Exhibit 99.3

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Declares Quarterly Dividend of $0.21 Per Share

New York, NY, August 6, 2015 (NASDAQ: MDCA; TSX: MDZ.A) – MDC Partners Inc. (“MDC Partners” or the “Company”) today announced that its Board of Directors has declared a cash dividend of $0.21 per share on all of its outstanding Class A shares and Class B shares. The quarterly dividend will be payable on or about September 1, 2015 to shareholders of record at the close of business on August 18, 2015.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,500 clients worldwide.

As “The Place Where Great Talent Lives,” MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties which may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements. Such risk factors include, among other things, the Company’s financial performance; risks associated with the SEC’s ongoing investigation of the Company; risks associated with the effects of economic downturns; ability to attract and retain key clients; ongoing compliance with debt agreements and the Company’s ability to satisfy contingent payment obligations when due; and other risk factors set forth in the Company’s Form 10-K for its fiscal year ended December 31, 2014 and subsequent SEC filings.

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